Exhibit 99.1

Professional Holding Corp. Reports Second-Quarter Results

Quarterly Net Income of $6.3 Million as Assets Approach $2.6 Billion

Coral Gables, Fla., July 29, 2021 – Professional Holding Corp. (the “Company”) (NASDAQ:PFHD), the parent company of Professional Bank (the “Bank”), today reported net income of $6.3 million, or $0.47 per share, for the second quarter of 2021 compared to net income of $4.8 million, or $0.36 per share, for the first quarter of 2021, and net income of $3.1 million, or $0.22, for the second quarter of 2020.

“The Company had a strong quarter of asset and net income growth.” said Daniel R. Sheehan, Chairman and Chief Executive Officer. “These results were a product of continued scale and noninterest income improvement.”

Results of Operations for the Three Months Ended June 30, 2021

●	Net income increased $1.5 million, or 32.3%, to $6.3 million compared to the prior quarter. The increase was primarily due to balance sheet expansion and increases in service charges on deposit accounts associated with acting as a correspondent bank for a Payroll Protection Program lender (the “Correspondent Banking Relationship”).
●	During the quarter we recognized $1.4 million from the reduction of fees associated with the Bank’s Payroll Protection Program (“Professional Bank PPP”) and $0.7 million in deposit correspondent fees from the Correspondent Banking Relationship.
●	Net interest income decreased $0.7 million, or 3.8%, to $17.2 million compared to the prior quarter primarily due to a decrease in Professional Bank PPP loan fees coupled with payoffs of higher yielding loans.
●	Noninterest income increased $1.1 million, or 105.7%, to $2.3 million, compared to the prior quarter primarily due to increases in service charges from the Correspondent Banking Relationship, secondarily to an increase in SWAP fees, and to a one-time credit to an unwinding fee of a Federal Home Loan Bank advance.
●	Noninterest expense decreased $0.8 million, or 7.1%, to $11.0 million compared to the prior quarter primarily due to the payment of change-in-control obligations paid in the prior quarter.

Results of Operations for the Six Months Ended June 30, 2021

●	The variance in the six-month Results of Operations for 2021 compared to 2020 occurred in part due to the March 26, 2020, closing date of the Marquis Bancorp, Inc. (“MBI”) acquisition as there were 95 days of MBI integration in the first six months of 2020 compared to 181 days in the first six month of 2021 (the “MBI Variance”).

●	Net income increased $9.3 million, or 512.8%, to $11.1 million compared to the prior year. The increase was primarily due to the MBI Variance, Professional Bank PPP loan fees recognized, and deposit fees associated with the Correspondent Banking Relationship.
●	Net interest income increased $10.7 million, or 44.1%, to $35.1 million from the prior year primarily due to loan growth.
●	Noninterest income increased $1.6 million, or 87.6%, to $3.4 million, compared to the prior year primarily due to increases in service charges on deposit accounts associated with the Correspondent Banking Relationship, $0.5 million increase in SWAP referral fees, $0.3 million increase in Bank Owned Life Insurance (“BOLI”), and $0.2 million increase in fees generated from loans held for sale, offset by a $0.3 million decrease in SBA loan origination fees.
●	Noninterest expense increased $1.7 million, or 8.1%, to $22.7 million compared to the prior year. The year over year increase was due to increased salaries and investment in digital infrastructure. The Bank’s number of employees increased from 137 as of December 31, 2019, to 179 as of June 30, 2020, which increase was due to the MBI merger, and further increased to 194 as of June 30, 2021.

Financial Condition:

At June 30, 2021:

●	Total assets increased 14.7%, or $0.4 billion, to $2.6 billion compared to the prior quarter primarily due to increases in customer deposit accounts associated with the Correspondent Banking Relationship and investments in taxable securities available-for-sale. Additionally, total assets increased 26.0%, or $0.5 billion, compared to June 30, 2020.
●	Total loans were flat at $1.7 billion compared to the prior quarter. New loan originations were $186.8 million ($169.2 million of conventional loans, of which $118.0 million funded, coupled with $17.6 million of Professional Bank PPP loans). The Professional Bank PPP loan balance decreased $66.7 million, or 31.7%, from the prior quarter.
●	Total Deposits increased 19.7%, or $0.4 billion, to $2.3 billion compared to the prior quarter primarily due to increases in noninterest bearing demand deposit accounts. Additionally, average assets for the quarter increased due to large balances associated with the Correspondent Banking Relationship.
●	Nonperforming assets remained unchanged at $2.8 million compared to the prior quarter. As of June 30, 2020, the Company had nonperforming assets of $6.2 million.

Capital

The Company continues to remain well capitalized per regulatory requirements. As of June 30, 2021, the Company had a total risk-based capital ratio of 14.1% and a leverage capital ratio of 7.8%. During the quarter, the Company infused $15.0 million of capital into the Bank in order support asset growth and maintain well capitalized ratios at the Bank.

On March 2, 2020, the Company’s Board of Directors authorized the repurchase from time to time of the Company’s Class A Common Stock. Under this program, shares may be repurchased in open market transactions, including plans complying with Rule 10b5-1 under the Exchange Act. On May 5, 2021, the Company issued a press release announcing that the Board of Directors of the Company authorized an increase in the amount available under its existing stock repurchase program such that, effective May 6, 2021, $10.0 million of additional funds were made available to repurchase outstanding shares of the Company’s Class A Common Stock. For the three months ended June 30, 2021, the Company repurchased 193,289 shares of Class A Common Stock, at an average price of $17.88 per share. As of June 30, 2021, year to date, the Company repurchased 247,768 shares of Class A Common Stock, at an average price of $17.50 per share.

Liquidity

The Company maintains a strong liquidity position. At June 30, 2021, in addition to its balance sheet liquidity, the Company had the ability to generate approximately $370.9 million in liquidity through available resources. Additionally, the Company retained $20.2 million in cash held at the holding company.

Net Interest Income and Net Interest Margin Analysis

Net interest income was $17.2 million for the three months ended June 30, 2021. The following table shows the average outstanding balance of each principal category of the Company’s assets, liabilities, and shareholders’ equity, together with the average yields on assets and the average costs of liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the respective periods. For the three months ended June 30, 2021, the Company’s cost of funds was 0.30%.

	For the Three Months Ended June 30,
	2021			2020
	Average	Interest		Average	Interest
	Outstanding	Income/	Average	Outstanding	Income/	Average
(Dollars in thousands)	Balance	Expense(4)	Yield/Rate	Balance	Expense(4)	Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$580,632	$178	0.12%	$170,658	$44	0.10%
Federal funds sold	69,506	24	0.14%	32,965	12	0.15%
Federal Reserve Bank stock, FHLB stock and other corporate stock	7,391	99	5.37%	7,598	131	6.93%
Investment securities - taxable	70,137	161	0.92%	88,365	241	1.10%
Investment securities - tax exempt	20,172	189	3.76%	20,973	197	3.78%
Loans(1)	1,699,403	18,311	4.32%	1,501,590	17,897	4.79%
Total interest earning assets	2,447,241	18,962	3.11%	1,822,149	18,522	4.09%
Loans held for sale	2,638			—
Noninterest earning assets	115,358			102,663
Total assets	$2,565,237			$1,924,812
Liabilities and stockholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	1,377,712	1,430	0.42%	994,972	1,617	0.65%
Borrowed funds	56,347	330	2.35%	230,516	614	1.07%
Total interest-bearing liabilities	1,434,059	1,760	0.49%	1,225,488	2,231	0.73%
Noninterest-bearing liabilities
Noninterest-bearing deposits	890,292			475,613
Other noninterest-bearing liabilities	17,690			19,540
Stockholders’ equity	223,196			204,171
Total liabilities and stockholders’ equity	$2,565,237			$1,924,812
Net interest spread(2)			2.62%			3.36%
Net interest income		$17,202			$16,291
Net interest margin(3)			2.82%			3.60%

(1)	Includes nonaccrual loans.
(2)	Net interest spread is the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities.
(3)	Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)	Interest income on loans includes loan fees of $1.8 million and $0.9 million for the three months ended June 30, 2021, and 2020, respectively.

Provision for Loan Losses

The Company’s provision for loan losses amounted to $0.8 million for the quarter ended June 30, 2021, a decrease of $0.2 million compared to the prior quarter. The decrease in the provision expense was due primarily to loan payoffs in higher risk categories offset by an increase in loan originations.

Investment Securities

The Company’s investment portfolio increased $40.9 million, or 47.1%, to $127.7 million compared to the prior quarter. The increase was primarily due to $41.1 million in purchase of securities available for sale, offset by paydowns and maturities. To supplement interest income earned on the Company’s loan portfolio, the Company invests in high quality mortgage-backed securities, government agency bonds, corporate bonds, community development district bonds, and equity securities (including mutual funds).

Loan Portfolio

The Company’s primary source of income is derived from interest earned on loans. The Company’s loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development loans, and other consumer loans. The Company’s loan clients primarily consist of small to medium sized businesses, the owners and operators of those businesses, and other professionals, entrepreneurs and high net worth individuals. The Company’s owner-occupied and investment commercial real estate loans, residential construction loans, and commercial business loans provide higher risk-adjusted returns, shorter maturities, and more sensitivity to interest rate fluctuations and are complemented by the relatively lower risk residential real estate loans to individuals. The Company’s lending activities are principally directed to the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of the Company’s loan portfolio as of June 30, 2021:

	June 30, 2021		December 31, 2020
(Dollars in thousands)	Amount	Percent	Amount	Percent
Commercial real estate	$875,453	51.4%	$777,776	46.7%
Owner Occupied	305,854	—	286,992	—
Non-Owner Occupied	569,599	—	490,784	—
Residential real estate	361,946	21.3%	380,491	22.8%
Commercial (Non-PPP)	229,215	13.5%	206,665	12.4%
Commercial (PPP)	144,118	8.5%	189,977	11.4%
Construction and development	74,175	4.4%	99,883	6.0%
Consumer and other loans	14,575	0.9%	11,688	0.7%
Total loans	$1,699,482	100.0%	$1,666,480	100.0%
Unearned loan origination (fees) costs, net	(1,984)		(1,323)
Unearned PPP loan origination (fees) costs, net	(4,855)		(4,255)
Allowance for loan loss	(10,418)		(16,259)
Loans held for sale	(2,039)		(1,270)
Loans, net(1)	$1,680,186		$1,643,373

(1)	Does not include loan control, loan participation control or loans in process.

During the quarter ended June 30, 2021, the Company funded 172 loans representing $17.6 million under Round 3 of the Small Business Association’s (“SBA”) Payroll Protection Program (“PPP”). As of June 30, 2021, the Company participated in all three rounds of the PPP and funded 2,287 small business loans representing approximately $340.5 million in relief proceeds, of which 1,362 loans totaling $196.9 million were forgiven by the SBA. Most of the Professional Bank PPP loans were initially pledged to the Federal Reserve as part of the Payroll Protection Program Liquidity Facility ("PPPLF"). The PPPLF pledged loans are non-recourse to the Company. However, the Company paid off all of the PPPLF advances during the first and second quarter of 2021 and the balance of PPPLF advances made by the Company was $0 as of June 30, 2021.

As a result of the COVID-19 pandemic the Company has reviewed and processed numerous debt service relief requests in accordance with Section 4013 of the CARES Act and interagency guidelines published by federal banking regulators on March 13, 2020. As currently interpreted by the agencies, the guidelines assert that short-term modifications made on good faith for reasons related to the COVID-19 pandemic to borrowers who were current prior to such relief are not considered Troubled Debt Restructurings (“TDRs”). These modifications include deferrals of principal and interest, modification to interest only, and deferrals to escrow requirements. The modifications had varying terms up to six months. As of June 30, 2021, all these loans had returned to normal payment schedules.

Non-Performing Assets

As of June 30, 2021, the Company had nonperforming assets of $2.8 million, or 0.11% of total assets, compared to nonperforming assets of $2.8 million, or 0.13% of total assets, at March 31, 2021. As of June 30, 2020, the Company had nonperforming assets of $6.2 million, or 0.30% of total assets.

Allowance for Loan and Lease Loss (“ALLL”)

The Company’s allowance for loan losses increased $0.7 million, or 7.2%, to $10.4 million compared to the prior quarter. An appropriate level of reserve was maintained as a precaution against potential economic weakening related to COVID-19 variants. The Company’s allowance for loan losses as a percentage of total gross loans plus loans held for sale (net of overdrafts and excluding Professional Bank PPP loans) was 0.67% at June 30, 2021, compared to 1.10% at December 31, 2020.  The December 31, 2020, ALLL included the reserve for Coex Coffee International, Inc., see Reconciliation of non-GAAP Financial Measures.

PROFESSIONAL HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2021	2020
ASSETS
Cash and due from banks	$29,803	$62,305
Interest-bearing deposits	586,377	129,291
Federal funds sold	36,156	25,376
Cash and cash equivalents	652,336	216,972
Securities available for sale, at fair value - taxable	100,735	65,110
Securities available for sale, at fair value - tax exempt	19,761	22,398
Securities held to maturity (fair value June 30, 2021 – $1,296, December 31, 2020 – $1,561)	1,285	1,547
Equity securities	5,942	6,005
Loans, net of allowance of $10,418 and $16,259 as of June 30, 2021, and December 31, 2020, respectively	1,680,168	1,643,373
Loans held for sale	2,039	1,270
Federal Home Loan Bank stock, at cost	2,341	3,229
Federal Reserve Bank stock, at cost	4,954	4,762
Accrued interest receivable	5,449	6,666
Premises and equipment, net	4,000	4,370
Bank owned life insurance	37,923	37,360
Deferred tax asset	9,446	10,525
Goodwill	24,621	24,621
Core deposit intangibles	1,280	1,422
Other assets	8,738	7,640
Total assets	$2,561,018	$2,057,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – non-interest bearing	$854,673	$475,598
Demand – interest bearing	286,173	232,367
Money market and savings	874,637	715,003
Time deposits	261,680	236,575
Total deposits	2,277,163	1,659,543
Official checks	3,289	4,447
Federal Home Loan Bank advances	35,000	40,000
Other borrowings	—	114,573
Subordinated debt	10,062	10,153
Accrued interest and other liabilities	12,476	12,989
Total liabilities	2,337,990	1,841,705
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; authorized 50,000,000 shares, issued 14,289,480 and outstanding 13,475,781 shares as of June 30, 2021, and authorized 50,000,000 shares, issued 14,100,760 and outstanding 13,534,829 shares at December 31, 2020	143	141
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding at June 30, 2021, and December 31, 2020	—	—
Treasury stock, at cost	(13,544)	(9,209)
Additional paid-in capital	210,274	208,995
Retained earnings	25,872	14,756
Accumulated other comprehensive income (loss)	283	882
Total stockholders’ equity	223,028	215,565
Total liabilities and stockholders' equity	$2,561,018	$2,057,270

PROFESSIONAL HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(Dollar amounts in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest income
Loans, including fees	$18,311	$17,897	$37,544	$27,912
Investment securities - taxable	161	232	340	434
Investment securities - tax exempt	189	206	392	226
Dividend income on restricted stock	99	131	194	210
Other	202	56	264	760
Total interest income	18,962	18,522	38,734	29,542

Interest expense
Deposits	1,430	1,617	2,747	4,243
Federal Home Loan Bank advances	190	287	386	565
Subordinated debt	77	59	207	189
Other borrowings	63	268	313	193
Total interest expense	1,760	2,231	3,653	5,190

Net interest income	17,202	16,291	35,081	24,352
Provision for loan losses	762	1,750	1,800	2,595
Net interest income after provision for loan losses	16,440	14,541	33,281	21,757

Non-interest income
Service charges on deposit accounts	1,199	307	1,594	529
Income from Bank owned life insurance	281	126	563	255
SBA origination fees	—	84	145	114
SWAP fees	364	210	573	473
Third party loan sales	226	157	301	267
Gain on sale and call of securities	21	11	22	15
Other	211	73	223	171
Total non-interest income	2,302	968	3,421	1,824

Non-interest expense
Salaries and employee benefits	7,099	6,912	13,883	12,175
Occupancy and equipment	905	1,081	2,007	1,855
Data processing	276	421	566	597
Marketing	165	151	318	288
Professional fees	770	806	1,398	1,161
Acquisition expenses	—	560	684	2,223
Regulatory assessments	418	300	767	514
Other	1,321	1,317	3,119	2,221
Total non-interest expense	10,954	11,548	22,742	21,034

Income before income taxes	7,788	3,961	13,960	2,547
Income tax provision	1,457	830	2,844	733
Net income	6,331	3,131	11,116	1,814

Earnings per share:
Basic	$0.47	$0.23	$0.83	$0.16
Diluted	$0.45	$0.22	$0.80	$0.15

Other comprehensive income:
Unrealized holding gain (loss) on securities available for sale	(505)	743	(794)	1,068
Tax effect	124	(188)	195	(271)
Other comprehensive gain (loss), net of tax	(381)	555	(599)	797
Comprehensive income	$5,950	$3,686	$10,517	$2,611

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), including adjusted net income and adjusted net income per share, which we refer to “non-GAAP financial measures.” The table below provides a reconciliation between these non-GAAP measures and net income and net income per share, which are the most comparable GAAP measures.

Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these measures are useful supplemental information that can enhance investors’ understanding of the Company’s business and performance without considering taxes or provisions for loan losses and can be useful when comparing performance with other financial institutions. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.

Reconciliation of non-GAAP Financial Measures

	Three Months Ended		Three Months Ended	Six Months Ended
	June 30,		March 31,	June 30,
(Dollar amounts in thousands, except per share data)	2021	2020	2021	2021	2020
Net interest income (GAAP)	$17,202	$16,291	$17,879	$35,081	$24,352
Total non-interest income	2,302	968	1,119	3,421	1,824
Total non-interest expense	10,954	11,548	11,788	22,742	21,034
Pre-tax pre-provision earnings (non-GAAP)	$8,550	$5,711	$7,210	$15,760	$5,142
Total adjustments to non-interest expense	—	(560)	(684)	(684)	(2,223)
Adjusted pre-tax pre-provision earnings (non-GAAP)	$8,550	$6,271	$7,894	$16,444	$7,365

Return on average assets (GAAP)	0.99%	0.38%	0.90%	0.95%	0.24%
Adjusted return on average assets (non-GAAP)
Annualized pre-tax pre-provision ROAA (non-GAAP)	1.33%	1.19%	1.36%	1.35%	0.67%
Adjusted annualized pre-tax pre-provision ROAA (non-GAAP)	1.33%	1.30%	1.45%	1.40%	0.96%

	June 30, 2021	December 31, 2020
Total loans (GAAP)	$1,680,186	$1,643,373
Add allowance for loan loss	10,418	16,259
Add unearned loan origination fees (costs), net	6,839	5,578
Add loans held for sale	2,039	1,270
Total gross loans	$1,699,482	$1,666,480
Less PPP loans	144,118	189,977
Total gross loans excluding Professional Bank PPP loans (non-GAAP)	$1,555,364	$1,476,503
Add purchase accounting loan marks	16,133	18,835
Total gross loans excluding PPP loans and loan marks (non-GAAP)	$1,571,497	$1,495,338

Allowance for loan loss as a % of total loans + loans held for sale (GAAP)	0.62%	0.99%
Allowance for loan loss as a % of total gross loans excluding Professional Bank PPP loans (non-GAAP)	0.67%	1.10%
Loan marks + allowance for loan loss / total gross loans excluding PPP loans and loan marks (non-GAAP)	1.69%	2.35%

Certain Performance Metrics

The following table shows the return on average assets (computed as annualized net income divided by average total assets), return on average equity (computed as annualized net income divided by average equity) and average equity to average assets ratios for the three months ended June 30, 2021 and 2020, the six months ended June 30, 2021, and for the year ended December 31, 2020.

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Return on Average Assets	0.99%	0.65%	0.95%	0.24%
Return on Average Equity	11.35%	6.13%	10.05%	2.31%
Average Equity to Average Assets	8.70%	10.61%	9.44%	10.24%

Additional Materials

There is also a slide presentation with supplemental financial information relating to this release that can be accessed at https://myprobank.com/ir/.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this presentation that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements preceded by, followed by or including words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should” and similar expressions. Forward-looking statements represent the Company’s current expectations, plans or forecasts and involve significant risks and uncertainties. Several important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, without limitation, current and future economic and market conditions, including those that could impact credit quality and the ability to generate loans and gather deposits; the duration, extent and impact of the COVID-19 pandemic, including the governments’ responses to the pandemic and the potential worsening of the pandemic resulting from variants of COVID-19, on our and our customers’ operations, personnel, and business activity (including developments and volatility), as well as COVID-19’s impact on the credit quality of our loan portfolio and financial markets and general economic conditions; the effects of our lack of a diversified loan portfolio and concentration in the South Florida market; the impact of current and future interest rates and expectations concerning the actual timing and amount of interest rate movements; competition; our ability to execute business plans; geopolitical developments; legislative and regulatory developments; inflation or deflation; market fluctuations; natural disasters (including pandemics such as COVID-19); critical accounting estimates; and other factors described in our Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any of the forward-looking statements included herein to reflect future events or developments or changes in expectations, except as may be required by law.

About Professional Bank and Professional Holding Corp.:

Professional Holding Corp. (NASDAQ:PFHD) is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008 and based in Coral Gables, Florida. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, professionals and entrepreneurs. Professional Bank currently operates its Florida network through nine branch locations and two loan production offices in the regional areas of Miami, Broward, Palm Beach, Duval (Jacksonville), Hillsborough and Pinellas (Tampa Bay) counties. It also has a Digital Innovation Center located in Cleveland, Ohio and a loan production office in New England. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.